Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 3rd QUARTER EARNINGS

OF $0.16 PER DILUTED SHARE

CITY of INDUSTRY, CA, November 15, 2006 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), reported results for its third fiscal quarter (13 weeks) ended October 28, 2006.

The company reported net income in the third quarter of $7.1 million, or $0.16 per diluted share, compared to $5.9 million or $0.13 per diluted share for the comparable period last year. The third quarter 2006 results include approximately $0.02 per share of stock-based compensation. Net sales for the third quarter increased 2% to $196.7 million from $192.7 million for the third quarter of fiscal 2005.

As previously reported, comparable store sales decreased 6.8% for the quarter compared to a decrease of 6.2% during the third quarter of fiscal 2005.

At the end of the quarter, the company operated 693 Hot Topic stores and 129 Torrid stores compared to 648 Hot Topic stores and 114 Torrid stores at the end of the third quarter of fiscal 2005. During the third quarter of fiscal 2006, the company opened a total of 11 Hot Topic stores and 3 Torrid stores and closed 1 Torrid store. The company also remodeled or relocated 7 Hot Topic stores during the quarter.

The company also announced that it expects to open 35 new stores in fiscal 2007 (year ending February 2, 2008). This includes opening an estimated 15 new Hot Topic stores and 20 new Torrid stores. In addition, the company plans to remodel approximately 60 to 80 Hot Topic stores.

A conference call to discuss third quarter, business trends, guidance and other matters is scheduled for today at 4:30 PM Eastern time. The conference call number is 800-561-2601, pass code “Hot Topic”, and will be accessible to all interested parties. The conference call will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 85899277, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of October 28, 2006 the company operated 693 Hot Topic stores in all 50 states and Puerto Rico, 129 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended
	Oct. 28, 2006	Oct. 29, 2005
Net sales	$196,669	$192,747
Cost of goods sold, including buying, distribution and occupancy costs	128,271	129,271
Gross margin	68,398	63,476
Selling, general & administrative expenses	56,904	54,043
Income from operations	11,494	9,433
Interest income, net	277	180
Income before income taxes	11,771	9,613
Provision for income taxes	4,701	3,682
Net income	$7,070	$5,931
Earnings per share:
Basic	$0.16	$0.13
Diluted	$0.16	$0.13
Weighted average shares outstanding
Basic	44,207	45,108
Diluted	44,735	45,738

	Nine Months Ended
	Oct. 28, 2006	Oct. 29, 2005
Net sales	$511,058	$494,743
Cost of goods sold, including buying, distribution and occupancy costs	343,566	332,479
Gross margin	167,492	162,264
Selling, general & administrative expenses	160,388	143,942
Income from operations	7,104	18,322
Interest income, net	919	840
Income before income taxes	8,023	19,162
Provision for income taxes	3,265	7,339
Net income	$4,758	$11,823
Earnings per share:
Basic	$0.11	$0.26
Diluted	$0.11	$0.26
Weighted average shares outstanding
Basic	44,150	44,978
Diluted	44,744	46,064

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Oct. 28, 2006	Oct. 29, 2005
Current Assets:
Cash, cash equivalents and short-term investments	$37,704	$19,917
Inventory	102,030	96,404
Prepaid expenses and other	7,007	19,258
Deferred tax assets	2,725	2,541
Total current assets	149,466	138,120
Property and equipment, net	173,457	173,712
Deposits and other	387	248
Total assets	$323,310	$312,080
Current Liabilities:
Accounts payable	$33,027	$29,141
Accrued liabilities	34,962	35,545
Income taxes payable	1,870	—
Total current liabilities	69,859	64,686
Deferred rent	41,411	38,624
Deferred tax and other	314	5,994
Total liabilities	111,584	109,304
Shareholders’ equity	211,726	202,776
Total liabilities and shareholders’ equity	$323,310	$312,080

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	Oct. 28, 2006	Oct. 29, 2005
Depreciation and amortization	$28,398	$23,526
Capital expenditures	$31,522	$61,101
Number of stores open at end of period:
Hot Topic	693	648
Torrid	129	114
Total store square footage	1,533,100	1,409,300